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                                                                       EXHIBIT 5

[Moye White letterhead here]



May 10, 2007

Raptor Networks Technology,
Inc. 1241 E. Dyer Road, Suite 150
Santa Ana, California 92705


Re:      Raptor Networks Technology, Inc.
         Registration Statement on Form S-8


Ladies and Gentlemen:

         Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about May 14, 2007 (the "Registration Statement") by Raptor Networks Technology, Inc., a Colorado corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 3,000,000 shares of its common stock, $0.01 par value (the "Common Stock"), which may be issued pursuant to Raptor Networks Technology, Inc. 2005 Stock Plan (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Act.

         In connection with this opinion, we have examined the Company's Articles of Incorporation, together with all amendments thereto; Bylaws; originals or copies certified to our satisfaction of certain corporate records and proceedings of the Company, including actions taken by the Company's Board of Directors in connection with the authorization and issuance of the Common Stock and related matters; and such other certificates, instruments and documents as we deemed appropriate to enable us to render the opinion expressed below.

         In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of the certificates and other statements or information of or from public officials and officers and representatives of the Company.

         Based on the foregoing and the qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock reserved for issuance under the flan, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.




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Raptor Networks Technology, Inc.
May 10, 2007
Page 2 of 2


         The opinions expressed herein are limited to the Colorado Business Corporation Act (including the statutory provisions and all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws).

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby adroit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.


                                                        Very truly yours,

                                                        /s/ Moye White LLP